SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           Asia Pacific Resources Ltd.
                                (Name of Issuer)

                         Common Stock Without Par Value
                         (Title of Class of Securities)

                                    044902104
                                 (CUSIP Number)

                                  May 20, 2004
             (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 11 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 044902104                13G                    Page 2 of 11 Pages

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                    L-R Global Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -55,724,000-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -55,724,000-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 -55,724,000-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                 9.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 044902104                 13G                    Page 3 of 11 Pages

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                     L-R General Partner LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -55,724,000-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -55,724,000-
-----------------------------------------------------------------------------

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 -55,724,000-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                 9.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **         OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 044902104                 13G                    Page 4 of 11 Pages

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                  L-R Offshore Managers, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -27,862,000-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -27,862,000-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                -27,862,000-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                4.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **        00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 044902104                 13G                    Page 5 of 11 Pages

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                              J. Murray Logan
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -83,586,000-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -83,586,000-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                -83,586,000-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                13.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 044902104                 13G                    Page 6 of 11 Pages

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Donald S. LaGuardia
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -83,586,000-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -83,586,000-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                -83,586,000-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                13.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **        IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 044902104                 13G                    Page 7 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Asia Pacific Resources Ltd. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Suite 405 - 555 Sixth Street, New Westminster, B.C. V3L 5H1.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) L-R Global Partners, L.P., a Delaware limited partnership ("L-R Partners") with respect to the shares of Common Stock (as defined in item 2D below) directly owned by L-R Partners and with respect to immediately exercisable common share purchase warrants directly owned by L-R Partners;

         (ii) L-R General Partner LLC, a Delaware limited liability company ("L-R GP") with respect to the shares of Common Stock (as defined in item 2D below) directly owned by L-R Partners and with respect to immediately exercisable common share purchase warrants directly owned by L-R Partners;

        (iii) L-R Offshore Managers, LLC, a Delaware limited liability company ("L-R Managers"), which serves as investment manager to L-R Global Fund, Ltd. ("L-R Fund") a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by L-R Fund and with respect to immediately exercisable common share purchase warrants directly owned by L-R Fund;

         (iv) J. Murray Logan, with respect to the shares of Common Stock directly owned by each of L-R Fund and L-R Partners and with respect to immediately exercisable common share purchase warrants directly owned by each of L-R Fund and L-R Partners; and

          (v) Donald S. LaGuardia, with respect to the shares of Common Stock directly owned by each of L-R Fund and L-R Partners and with respect to immediately exercisable common share purchase warrants directly owned by each of L-R Fund and L-R Partners.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 430 Park Avenue, 7th Floor, New York, New York 10022.

CUSIP No. 044902104                 13G                    Page 8 of 11 Pages

Item 2(c).     Citizenship:

     L-R Partners is a limited partnership organized under the laws of the State of Delaware. L-R GP and L-R Managers are limited liability companies organized under the laws of the State of Delaware. Mr. Logan and Mr. LaGuardia are United States citizens.

Item 2(d).     Title of Class of Securities:

     Common Shares Without Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     044902104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)     [ ] Broker or dealer registered under Section 15 of the Act,

          (b)     [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)     [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)     [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [x].

CUSIP No. 044902104                 13G                    Page 9 of 11 Pages

Item 4.   Ownership.

         A.   L-R Global Partners, L.P.
                 (a) Amount beneficially owned:  -55,724,000-
                 (b) Percent of class: 9.0% The percentages used herein and in the rest of Item 4 are calculated based upon an adjusted number of 619,587,550 shares of Common Stock issued and outstanding. This number is based on information provided by the officers of the Company stating that as of June 11, 2004 there are 591,725,550 shares of Common Stock outstanding as adjusted by the dilution of the 27,862,000 common share purchase warrants owned by the Reporting Persons.
                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -55,724,000-
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         -55,724,000-

         B.   L-R General Partner LLC
                  (a) Amount beneficially owned: -55,724,000-
                  (b) Percent of class: 9.0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: -55,724,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          -55,724,000-

         C.   L-R Offshore Managers, LLC
                  (a) Amount beneficially owned: -27,862,000-
                  (b) Percent of class: 4.5%
                  (c) (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: -27,862,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          -27,862,000-

         D.   J. Murray Logan
                  (a) Amount beneficially owned: -83,586,000-
                  (b) Percent of class:  13.5%
                  (c) (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: -83,586,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          -83,586,000-

         E.   Donald S. LaGuardia
                  (a) Amount beneficially owned: -83,586,000-
                  (b) Percent of class:  13.5%
                  (c) (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: -83,586,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          -83,586,000-

CUSIP No. 044902104                 13G                   Page 10 of 11 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     L-R GP, the general partner of L-R Partners, has the power to direct the affairs of L-R Partners, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. L-R Managers, the investment manager of L-R Fund, has the power to direct the affairs of L-R Fund, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. Mr. Logan and Mr. LaGuardia are the sole members of L-R GP and L-R Managers, and in that capacity direct their operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     See Item 2.

Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 044902104                 13G                   Page 11 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  June 14, 2004

                                    L-R Global Partners, L.P.

                                    By:  L-R General Partner LLC


                                    By:
                                         ----------------------------
                                         Name:  Donald S. LaGuardia
                                         Title:  Member



                                    L-R General Partner LLC


                                    By:
                                         ----------------------------
                                         Name:  Donald S. LaGuardia
                                         Title:  Member



                                    L-R Offshore Managers, LLC


                                    By:
                                         ----------------------------
                                         Name:  Donald S. LaGuardia
                                         Title:  Member




                                    J. Murray Logan


                                    --------------------------------



                                    Donald S. LaGuardia


                                    --------------------------------